Exhibit 10.6

MYOS CORPORATION
45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927

                                                                                    _______, 2012

[NAME AND ADRESS]

Re:	Advisory Board Offer Letter

Dear _________:

MYOS Corporation, a Nevada corporation (the “Company”), is pleased to offer you a position as a member of its Scientific Advisory Board (the “Board”).  We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board.  Should you choose to accept this position as a member of the Board, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide the Company.

1.           Term.  The term of this Agreement shall be ____ years, commencing on the date of execution of this Agreement and ending on the day prior to the ____ anniversary of the date of execution.

2.           Services.  You shall render the following services as a member of the Board, (hereinafter, your “Duties”):

(a) provide subject matter expertise pertaining to the use of myostatin modulators in the treatment of various disorders including, but not limited to, sarcopenia, obesity, muscle repair, anti-aging and longevity therapy;

(b) provide scientific and clinical advice regarding the biological activities of the Company’s products and assist in the identification and recruitment of personnel and relationships to advance these purposes; and

(c) provide guidance for, and potentially develop and/or conduct clinical research programs to determine the validity of, the Company's desired product claims or recommended uses as they pertain to the Company's various products.

During the term of this Agreement, you shall attend and participate in such number of meetings of the Board as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and the officers and directors of the Company regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3.           Services for Others.  You shall be free to represent or perform services for other persons during the term of this Agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.           Compensation.  As compensation for your services to the Company, you will receive upon execution of this agreement _______ shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”), which Restricted Shares shall vest in _____ subsequent equal annual installments with the first such installment vesting upon the first anniversary of the execution of this agreement.

 Change of Control:. For purposes of this Section, a “Change of Control” shall have occurred upon: (i) the sale or disposition of all or substantially all of the assets of the Company, or (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner”,  directly or indirectly, of more than 50% of the total voting power in the aggregate of the voting equity securities of the Company and/or its subsidiaries.  Upon a Change of Control event, the unvested Restricted Shares shall immediately vest.

You acknowledge that the Restricted Shares and any shares of Common Stock issued to you (collectively, the “Shares”) will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended, and therefore may not be sold or otherwise disposed of by you in any manner that would constitute a violation of any applicable federal or state securities laws, any rules of any national securities exchange on which the Company’s securities may be traded, listed or quoted, or in violation of Company policy.  You understand that the certificate(s) representing the Shares will contain the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID ACT OR (II) AN OPINION OF COMPANY COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

IN ADDITION, THE TRANSFERABILITY OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS CONTAINED IN AN ADVISORY BOARD OFFER LETTER BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND THE COMPANY.  A COPY OF THE ADVISORY BOARD OFFER LETTER IS ON FILE IN THE CORPORATE OFFICES OF THE COMPANY.

You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5.           No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6.           Confidential Information; Non-Disclosure.  In consideration of your access to certain Confidential Information (as defined below) of the Company in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this Agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; and

ii.          Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.         Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

i.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.          Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.        Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.   You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement.

d.           Confidentiality.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e.           Ownership.  You agree that Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively,  “Inventions”)  and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

7.            Non-Solicitation.   During the term of your appointment, you shall not directly solicit for employment any employee of the Company with whom you have had contact due to your appointment.

8.            Termination and Resignation.  Either party may terminate this Agreement at any time, for any reason, by giving the other party ten (10) days notice. If either party terminates this Agreement prior to the end of the term, then any unvested portion of the Restricted Shares shall be forfeited. Upon the effective date of the termination, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation (including the vested portion of the Restricted Shares) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination date and the vested portion of the Restricted Shares shall remain exercisable for twelve (12) months after such date.

9.           Governing Law.  All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York.

10.         Entire Agreement; Amendment; Waiver; Counterparts.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

11.        Indemnification.  The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or willful misconduct.  The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

12.        Not an Employment Agreement.   This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

13.        Acknowledgement.   You accept this Agreement subject to all the terms and provisions of this Agreement.  You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

14.        Approval Rights.  Subject to the requirements of all applicable laws and the rules and regulations of the Securities and Exchange Commission and any stock exchange on which the securities of the Company are traded, you shall have approval rights related to the use of your name, likeness, photos, voice or other attributes in the Company’s advertising and public relations activities, promotional materials and product websites.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

MYOS CORPORATION

By: _____________________________
Name:
Title:

AGREED AND ACCEPTED:

__________________________
Name: